Exhibit 4.27

THIS SUPPLEMENTARY AGREEMENT is made on 9/26/2024 (the “Effective Date”).

BETWEEN

(1)	Metalpha Technology Holding Limited (formerly known as Dragon Victory International Limited), an exempted company limited by shares incorporated in the Cayman Islands, with its principal business address at Suite 6703-04, Central Plaza, 18 Harbour Road, Wan Chai, Hong Kong (the “Company”);

(2)	Liu Limin, an individual whose address is at [**] (the “Executive”);

(each a “Party” and collectively the “Parties”).

RECITALS

(A)	Pursuant to the Director Offer Letter dated 21 August 2019 and amended on 23 April 2024 between the Company and the Executive (the “Director Appointment Letter”), the Executive has been appointed as Chairman of the Board of the Company.

(B)	Pursuant to the Employment Agreement dated 21 August 2019 and amended on 23 April 2024 between the Company and the Executive (the “Employment Agreement”), the Executive has been employed as the Chief Executive Officer of the Company.

(C)	The Parties have agreed to amend the Director Appointment Letter and the Employment Agreement on the following terms and conditions.

THE PARTIES AGREE:-

1.	PURPOSE AND DEFINITIONS

1.1	This Supplementary Agreement sets out the amendments to the terms of each of the Director Appointment Letter and the Employment Agreement.

1.2	Save and except where modified by this Supplementary Agreement, each of the Director Appointment Letter and the Employment Agreement and the terms and conditions thereunder shall remain in full force and effect. In the event of any conflict between (i) this Supplementary Agreement and the Director Appointment Letter; or (ii) this Supplementary Agreement and the Employment Agreement, the terms of this Supplementary Agreement shall prevail.

1.3	The clause headings are inserted for convenience only and shall not affect the construction or interpretation of this Supplementary Agreement.

1.4	Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporated.

2.	AMENDMENTS TO THE DIRECTOR APPOINTMENT LETTER

The Parties agree that the Director Appointment Letter is amended as set out in Schedule A of this Supplementary Agreement with effect on and after the Effective Date.

3.	AMENDMENTS TO THE EMPLOYMENT AGREEMENT

The Parties agree that the Employment Agreement is amended as set out in Schedule B of this Supplementary Agreement with effect on and after the Effective Date.

4.	NO ASSIGNMENT

No Parties shall, without the consent of the other, assign or transfer this Supplementary Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Supplementary Agreement or any rights or obligations hereunder to any subsidiary without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

5.	COUNTERPARTS

This Supplementary Agreement may be executed in one or more counterparts, including by facsimile or email of .pdf signatures or DocuSign (or similar electronic signature software), each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument and is binding on all Parties.

6.	NOTICES

All notices, requests, demands and other communications required or permitted under this Supplementary Agreement shall be in writing and shall be deemed to have been duly given and made if (i) sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party), (ii) delivered by hand, (iii) otherwise delivered against receipt therefor, or (iv) sent by a recognized courier with next-day or second-day delivery to the last known address of the other Party.

7.	GOVERNING LAW AND JURISDICTION

This Supplementary Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The courts of Hong Kong are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Supplementary Agreement.

8.	MISCELLANEOUS

8.1	Each Party hereby undertakes to the other Party that it will do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Supplementary Agreement and the transactions hereby contemplated.

8.2	No waiver by any Party of any breach by the other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provisions hereof and any forbearance or delay by such Party in exercising any of its rights hereunder shall not be construed as a waiver thereof.

8.3	The illegality, invalidity or unenforceability of any part of this Supplementary Agreement shall not affect the legality, validity or enforceability of any other part of this Supplementary Agreement.

8.4	Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) shall not apply to this Supplementary Agreement and no person other than the Parties shall have any rights under it.

IN WITNESS WHEREOF the Parties have executed this Supplementary Agreement on the date first above written.

Metalpha Technology Holding Limited

By:	/s/ Ni Ming
Name:	Ni Ming
Title:	Chief Operating Officer & Director

Liu Limin

/s/ Liu Limin

SCHEDULE A

Amendments to the Director Appointment Letter

1.	The first paragraph of the Director Appointment Letter shall be deemed to be deleted in its entirety and be replaced by the following:

“Metalpha Technology Holding Limited (formerly known as Dragon Victory International Limited), a Cayman Islands exempted company with limited liability (the “Company”), is pleased to offer you a position as a member of its board of directors (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Should you choose to accept this position as Chairman of the Board, this letter agreement (this “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.”

2.	Section 2 of the Director Appointment Letter shall be deemed to be deleted in its entirety and be replaced by the following:

“2. Services. You shall render services as a member of the Board (hereinafter your “Duty”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) as necessary via telephone, electronic mail or other forms of correspondence.”

3.	Section 3 of the Director Appointment Letter shall be deemed to be deleted in its entirety and be replaced by the following:

“3. Compensation. As compensation for your services to the Company, you will receive HKD[**] in cash per year for serving on the Board during your term as a director, which shall be paid to you in quarterly installments in arrears as determined by the Company. You shall be reimbursed for reasonable and approved expenses incurred by you in connection with the performance of your Duty.”

4.	Section 9 of the Director Appointment Letter shall be deemed to be deleted in its entirety and be replaced by the following:

“9. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The courts of Hong Kong are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.”

SCHEDULE B

Amendments to the Employment Agreement

1.	Section 1 of the Employment Agreement shall be deemed to be deleted in its entirety and be replaced by the following:

“1. POSITION

The Executive shall be employed as the Human Resources Director of the Company (the “Employment”).”

2.	Section 16 of the Employment Agreement shall be deemed to be deleted in its entirety and be replaced by the following:

“16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.”

3.	Section 17 of the Employment Agreement shall be deemed to be deleted in its entirety and be replaced by the following:

“17. Jurisdiction. The courts of Hong Kong are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.”

4.	Schedule A of the Employment Agreement shall be deemed to be deleted in its entirety and be replaced by the following:

“Schedule A. Annual compensation is HKD[**].”